SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”), is entered into between Express LLC, a Delaware limited liability company (the “Company”), and Dominic Paul Dascoli (“Executive”) as of September 20, 2011 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive is being employed by the Company pursuant to an Offer Letter dated July 29, 2011, (“Offer Letter”) and the Company and Executive desire to enter into this Agreement to set forth the terms on which Executive may be entitled to severance benefits from the Company. The following terms and conditions supersede anything of the same subject matter provided for in the Offer Letter or any other agreement entered into prior to the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive hereby agree as follows:

1. At-Will Nature of Employment.

(a) Termination of Employment. The Company may terminate Executive's employment at any time with or without Cause. For purposes of this Agreement, “Cause” shall mean that the Executive (1) failed to perform the Executive's material duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has pleaded “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation.

(b) Notice of Termination. Any termination of Executive's employment by the Company shall be communicated by a written Notice of Termination addressed to Executive as applicable. A “Notice of Termination” shall mean a notice stating that Executive's employment with the Company has been or will be terminated. In the event of a termination for Cause, the Notice of Termination shall state in detail the particular act or acts or failure to act that constitute the grounds on which the termination for Cause is based.

2. Compensation Upon Certain Terminations by the Company.
(a) If the Executive's employment is terminated by the Company other than for Cause, upon Executive signing a general release in form and substance satisfactory to the Company and in consideration thereof, the Company's sole obligations hereunder shall be as follows:

(i)	the Company shall pay the Executive the Accrued Compensation; and

(ii)	the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date.
For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive's death, the date of death, or in all other cases, the date specified in writing by the Company as the Termination Date.

(b) If in the Notice of Termination, the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death, or if the Executive gives the Company a written notice of termination, the Company's sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon) pursuant to the Company's Supplemental Retirement Plan (collectively, the “Accrued Compensation”). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(c) If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i)	the Company shall pay the Executive the Accrued Compensation; and

(ii)	the Executive shall be entitled to receive any disability benefits available under the Company's Long-Term Disability Plan.

For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties under this Agreement for a period of at least six months in any twelve-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

(d) For up to twelve (12) months during the period the Executive is receiving salary continuation pursuant to Section 2(a)(ii) hereof, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits similar in the aggregate to those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease upon the earlier of (i) the Executive's becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive's right to continue such medical and dental benefits under applicable law (such as COBRA).

(e) The amounts payable to the Executive pursuant to this Section 2 will be paid to the Executive at such times as the Executive would have otherwise been entitled to receive such amounts had the Executive not been terminated (determined in accordance with the Company's payroll practices at the time of termination) and only so long as the Executive has not breached the provisions of that certain Confidentiality, Non-Competition and Intellectual Property Agreement, dated September 20, 2011 (the “Confidentiality Agreement”).

(f) Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 2(d).

(g) Except as otherwise expressly provided in Section 2 above, all of the Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date. The Executive's termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by Executive with the Company or its affiliates.

(h) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)
With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive's death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)
To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company's share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(i) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Executive's termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Executive's termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive's termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive's termination of employment.

(j) The Company may deduct or withhold from any amounts owing from the Company to Executive all federal, state and local income, employment or other taxes as may be required to be withheld by any applicable law or regulation.

3. Successors and Assigns.
(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company's business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

4. Arbitration. Except with respect to claims by the Company under the Confidentiality Agreement, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

5. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the notice of termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:

 Executive's home address on file with the Company.

To the Company:

Express, LLC
1 Express Drive
Columbus, OH 43230
Attn: Human Resources Director

6. Settlement of Claims. The Company may offset any amounts the Executive owes it or its subsidiaries or affiliates against any amounts it owes the Executive hereunder.

7. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

11. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

EXPRESS, LLC

By: /s/Matthew C. Moellering

Name:    Matthew C. Moellering
Title:    Executive Vice President

/s/ Dominic Paul Dascoli

DOMINIC PAUL DASCOLI